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                                 EXHIBIT 99.1































                                    PAGE 5
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                      [LETTERHEAD OF ACSYS APPEARS HERE}

FOR IMMEDIATE RELEASE

Contact:   Timothy Mann, Jr.
           Chief Executive Officer
           (770) 395-0014 x 127

                  ACSYS, INC. EXPECTS TO COMPLETE ACQUISITION
                      OF ICON SEARCH & CONSULTING IN MAY

WASHINGTON. D.C. (May 13, 1998) - Acsys, Inc. (Nasdaq/NM:ACSY), a leading provider of specialty professional staffing services, today announced that the pending acquisition of ICON Search & Consulting, Inc., an Atlanta-based information technology staffing company, is expected to be completed in May.

     In a letter to shareholders mailed on May 12, 1998, the Company explained that a shareholder vote on the acquisition will not be required. If a shareholder vote were required, the transaction would be approved if a majority of the shares outstanding voted in favor of the acquisition. Acsys's directors an majority shareholders holding approximately 53% of Acsys's outstanding common stock have represented to The Nasdaq Stock Market that they would vote in favor of the issuance of shares in the acquisition. Accordingly, the affirmative outcome of a shareholder vote on the share issuance would be a certainty. As a result, The Nasdaq Stock Market will not require a special shareholder vote and, unless a material controversy with regard to the acquisition arises within 10 days from the mailing of the shareholder notice, the transaction will be completed during May.

     On April 1, Acsys announced a definitive agreement to acquire ICON, in a stock-for-stock merger transaction, which will be accounting for as a "pooling of interests" and will qualify as a tax-free reorganization. ICON, which provides IT staffing solutions in a variety of disciplines including SAP and PeopleSoft, had 1997 revenues in excess of approximately $20 million, based on unaudited results. Following the closing of the merger, Robert Kwatnez, currently Vice President of ICON, will join the Acsys Board of Directors; Robert Bailey, currently President of ICON, will become Acsys's


                                    -MORE-

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ACSY to Complete Acquisition
  of ICON Search & Consulting
Page 2
May 13, 1998

Division President of Information Technology; and Steve Sutton, currently Vice President of ICON, will join Acsys as Chief Operating Officer of the Information Technology Division.

     According to Timothy Mann, Jr., chief executive officer of Acsys, "ICON provides Acsys with entry into the high-growth information technology staffing service sector and is a natural extension of our existing specialty professional temporary staffing and permanent placement services in the Atlanta market."

     Acsys, Inc. is one of the leading specialty professional staffing and permanent placement firms in the U.S. Acsys currently operates 18 offices serving the Atlanta; Charlotte; Central New Jersey; Philadelphia; Tampa; Orlando; Washington, D.C.; and Richmond, Virginia, metropolitan markets.

     Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

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